Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined financial data set forth below gives effect to (i) the acquisition (the “Royal Acquisition”) of ASP Royal Acquisition Corp. (“Royal Holdco 1”) and subsidiaries by H.B. Fuller Company (“H.B. Fuller” or the “company”) which is expected to close on or around October 20, 2017, the actual date of close to be determined (the “Close Date”), (ii) the issuance of a new senior term loan of $2,150,000 (the “Secured Term Loan”), and (iii) repayment of the company’s existing $95,000 term loan, repayment of the company’s existing Senior Notes Series C, Series D and Series E (the “Senior Notes”) with aggregate principal of $350,000 and termination of interest rate swaps related to the Senior Notes (the “Refinancing”) (the Refinancing together with the Secured Term Loan are, collectively, the “Financing”) by the application of the pro forma adjustments to the historical condensed consolidated financial statements of H.B. Fuller. The unaudited pro forma condensed combined financial data should be read in conjunction with (i) the audited consolidated financial statements and notes of H.B. Fuller on Form 10-K for the fiscal year ended December 3, 2016, (ii) the unaudited condensed consolidated financial statements and notes of H.B. Fuller on Form 10-Q for the quarterly period ended September 2, 2017, (iii) the consolidated financial statements and notes of Royal Holdings, Inc. (“Royal”) (the operating company indirectly held by Royal Holdco 1), in Exhibits 99.2 and 99.3 to the accompanying Form 8-K, and (iv) the accompanying notes to the unaudited pro forma condensed combined financial data. The actual terms and conditions of the Financing, including the amount of debt we actually incur under the Secured Term Loan, have not been finally determined and are subject to change. Amounts reported herein are in thousands, except per share amounts.

The unaudited pro forma condensed combined balance sheet as of September 2, 2017 gives effect to the Royal Acquisition and the Financing as if they had occurred on such date. The unaudited pro forma condensed combined statements of income give effect to the Royal Acquisition and the Financing as if they occurred as of November 29, 2015, the beginning of H.B. Fuller’s 2016 fiscal year. The unaudited pro forma condensed combined financial data do not purport to represent what H.B. Fuller’s actual results or financial position would have been if the Royal Acquisition had occurred as of the dates indicated or what such results will be for any future periods. The actual results in the periods following the Royal Acquisition may differ significantly from that reflected in the unaudited pro forma condensed combined financial data for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial data and actual amounts, changes in exchange rates and completion of a final valuation of the assets acquired and liabilities assumed in connection with the Royal Acquisition, including a valuation of Royal’s fixed assets and intangible assets, contingent liabilities and changes in exchange rates.

The unaudited pro forma condensed combined financial data have been prepared giving effect to the Royal Acquisition, which is accounted for as a purchase business combination in accordance with FASB Accounting Standards Codification 805, “Business Combinations”. The total purchase price for Royal was allocated to the net assets based upon preliminary estimates of fair value. The purchase price allocations for the Royal Acquisition are preliminary and further refinements are likely to be made based on the results of final valuations and consideration of fair values.

The unaudited pro forma adjustments are based upon available information and certain assumptions that H.B. Fuller believes are reasonable, which assumptions are described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented as follows:

•	The unaudited pro forma condensed combined balance sheet as of September 2, 2017 was prepared as follows: (i) the “H.B. Fuller Historical” column has been derived from the unaudited condensed consolidated balance sheet appearing in H.B. Fuller’s Quarterly Report on Form 10-Q as of September 2, 2017 filed with the SEC on September 29, 2017 (the “H.B. Fuller Q3 2017 Report”), (ii) the “Royal Historical” column has been derived from the unaudited condensed consolidated balance sheet appearing in Royal’s interim financial information as of and for the nine months ended June 30, 2017 which has been filed in Exhibit 99.3 to the accompanying Form 8-K (the “Royal Q3 2017 Report”), and (iii) the pro forma adjustments contained in the “Pro forma adjustments” column give effect to the Royal Acquisition and Financing as if both had occurred on September 2, 2017.

•	The unaudited pro forma condensed combined statement of income for the year ended December 3, 2016 was prepared as follows: (i) the “H.B. Fuller Historical” column has been derived from the consolidated statement of income appearing in H.B. Fuller’s Annual Report on Form 10-K for the year ended December 3, 2016 filed with the SEC on January 31, 2017, (ii) the “Royal Historical” column has been derived from the consolidated statement of income appearing in Royal’s 2016 consolidated financial statements for the year ended September 30, 2016 which have been filed in Exhibit 99.2 to the accompanying Form 8-K, and (iii) the pro forma adjustments contained in the “Pro forma adjustments” column for the year ended December 3, 2016 give effect to the Royal Acquisition and Financing as if both had occurred on November 29, 2015.

•	The unaudited pro forma condensed combined statement of income for the nine months ended September 2, 2017 was prepared as follows: (i) the “H.B. Fuller Historical” column has been derived from the unaudited condensed consolidated statement of income appearing in the H.B. Fuller Q3 2017 Report, (ii) the “Royal Historical” column has been derived from the unaudited consolidated statement of income appearing in the Royal Q3 2017 Report which has been filed in Exhibit 99.3 to the accompanying Form 8-K, and (iii) the pro forma adjustments contained in the “Pro forma adjustments” column for the nine months ended September 2, 2017 give effect to the Royal Acquisition and Financing as if both had occurred on November 29, 2015.

The financial information of H.B. Fuller has been prepared in conformity with U.S. GAAP with all amounts stated in U.S. Dollars. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting as outlined in ASC 805 with H.B. Fuller considered as the acquiring company. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following (the “Transactions”):

•	The Royal Acquisition by H.B. Fuller of 100% of Royal Holdco 1’s share capital, and thus indirectly, 100% of Royal’s share capital;

•	the pro forma impact of the fair value adjustments of the net assets acquired;

•	reclassification of certain Royal historical financial information to conform with H.B. Fuller’s presentation;

•	adjustments to conform the accounting policies of Royal to those of H.B. Fuller’s;

•	the Financing described above;

•	transaction costs in connection with the Royal Acquisition and the Financing;

•	the repayment of Royal’s debt; and

•	income tax impacts of the above pro forma adjustments.

Our unaudited pro forma condensed combined financial information does not purport to present what our actual financial position or results would have been if the events described above had occurred as of the dates indicated and are not necessarily indicative of our future financial position or results. For example, we expect our future results to be affected by the following factors, among others:

•	Identifiable intangible assets and property, plant and equipment acquired will be recorded on our consolidated balance sheet at fair value at the date of the Royal Acquisition. Any resulting write-up of assets will increase our depreciation and amortization expense when we depreciate or amortize the acquired assets and will reduce gross profit, operating income, income from continuing operations and net income, and such reductions may be significant. Based upon our past acquisitions and the nature of the assets acquired in the Royal Acquisition, we expect to recognize, when we complete our fair value calculations, identifiable intangible assets such as trademarks, developed technology, and customer relationships. We will not finalize our fair value calculations of these assets until fiscal 2018, and therefore, the amounts included herein are based on preliminary estimates. The actual values determined when the valuation is finalized could vary materially from the amounts shown herein. Amortization periods to be used for these identifiable intangible assets and property, plant and equipment acquired will be based primarily upon the estimated useful lives of the assets, which at this point are based upon our preliminary estimates. The actual useful lives could vary materially from the lives shown herein. Additionally, the completion of the valuation of intangible assets and the recording of the acquired property, plant and equipment at fair value will give rise to adjustments in deferred tax assets and liabilities.

•	At the date of the Royal Acquisition, we must record Royal’s pension liability in accordance with ASC 715 and eliminate the unrecognized actuarial loss previously recorded in accumulated other comprehensive loss. Actuarial gains or losses subsequent to the Royal Acquisition and subsequently reclassified into the statement of operations will result in pension costs or benefits that are different from what Royal had historically experienced.

•	As a result of the Royal Acquisition, Royal will become part of a common tax paying group with the company. Furthermore, the tax effect of the pro forma adjustments described herein have been reflected using a blended statutory tax rate. As a result, the company’s effective tax rate will differ from the combined tax rate presented herein.

The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial information are further described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information gives pro forma effect to events that are directly attributable to the Royal Acquisition, are factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the audited consolidated financial statements and the related notes of the company and Royal, and the unaudited consolidated financial statements and the related notes of the company and Royal.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 2, 2017

(amounts in thousands, except per share amounts)

	H.B. Fuller		Pro forma		Pro forma
	Historical	Royal Historical	adjustments		combined
ASSETS:
Current assets:
Cash and cash equivalents	119,595	31,515	9,311	(3a), (3k)	160,421
Trade receivables, net	393,054	78,807	—		471,861
Inventories	317,968	76,193	12,615	(3b), (3c)	406,776
Other current assets	86,294	9,803	7,285	(3j), (3k)	103,382

Total current assets	916,911	196,318	29,211		1,142,440
Property, plant, and equipment, net	526,821	137,054	9,546	(3b), (3d)	673,421
Goodwill	444,642	506,866	402,552	(3b)	1,354,060
Other intangibles, net	238,484	439,029	220,971	(3b), (3e)	898,484
Other assets	161,465	271	—		161,736

Total assets	2,288,323	1,279,538	662,280		4,230,141

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Notes payable	28,392	—	—		28,392
Current maturities of long-term debt	10,000	6,066	(6,066)	(3g)	10,000
Trade payables	193,345	37,903	—		231,248
Accrued compensation	59,306	9,587	—		68,893
Income taxes payable	10,301	—	(10,301)	(3j)	—
Other accrued expenses	47,621	12,011	—		59,632

Total current liabilities	348,965	65,567	(16,367)		398,165
Long-term debt	760,581	678,618	994,972	(3f), (3g)	2,434,171
Accrued pension liabilities	67,815	16,534	—		84,349
Deferred tax liability	33,043	149,309	83,166	(3b), (3h)	265,518
Other liabilities	45,383	3,705	2,070	(3b), (3h)	51,158

Total liabilities	1,255,787	913,733	1,063,841		3,233,361
Commitments and contingencies:

Shareholders’ equity:
Preferred stock (no shares outstanding)	—	—	—		—
Common stock, par value $1.00 per share	50,298	—	—		50,298
Additional paid in capital	68,237	355,963	(355,963)	(3i)	68,237
Retained earnings	1,134,411	16,168	(51,924)	(3i), (3j)	1,098,655
Accumulated other comprehensive loss	(220,787)	(6,326)	6,326	(3i)	(220,787)

Total shareholders’ equity (attributable to parent company)	1,032,159	365,805	(401,561)	(3i)	996,403
Noncontrolling interests	377	—	—		377

Total shareholders’ equity	1,032,536	365,805	(401,561)		996,780

Total liabilities and shareholders’ equity	2,288,323	1,279,538	662,280		4,230,141

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Condensed Combined Statement of Income

Fiscal Year ended December 3, 2016

(amounts in thousands, except per share amounts)

	H.B. Fuller Historical	Royal Historical	Pro forma adjustments		Pro forma combined
Net revenue	2,094,605	617,996	—		2,712,601
Cost of sales	(1,484,802)	(427,365)	(3,952)	(4a)	(1,916,119)

Gross profit	609,803	190,631	(3,952)		796,482
Selling, general and administrative expenses	(407,638)	(127,721)	(10,585)	(4a), (4b)	(545,944)
Special charges, net	168	—	—		168
Other (expense) income, net	(7,549)	—	—		(7,549)
Interest expense	(27,359)	(43,025)	(22,420)	(4c)	(92,804)

Income from continuing operations before income taxes and income from equity method investments	167,425	19,885	(36,957)		150,353
Income taxes	(50,436)	(5,871)	15,106	(4d)	(41,201)
Income from equity method investments	7,393	—	—		7,393

Net income including noncontrolling interests	124,382	14,014	(21,851)		116,545
Net income attributable to non-controlling interests	(254)	—	—		(254)

Net income attributable to H.B. Fuller	124,128	14,014	(21,851)		116,291

Average common shares outstanding	50,136				50,136
Average diluted shares outstanding	51,270				51,270

Earnings per common share	2.48				2.32
Earnings per common share - assuming dilution	2.42				2.27

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Condensed Combined Statement of Income

Nine Months Ended September 2, 2017

(amounts in thousands, except per share amounts)

	H.B. Fuller Historical	Royal Historical	Pro forma adjustments		Pro forma combined
Net revenue	1,627,843	472,072	—		2,099,915
Cost of sales	(1,192,409)	(325,895)	(2,058)	(4a)	(1,520,362)

Gross profit	435,434	146,177	(2,058)		579,553
Selling, general and administrative expenses	(325,904)	(91,161)	(4,668)	(4a), (4b), (4e)	(421,733)
Special charges, net	—	—	—		—
Other (expense) income, net	661	—	—		661
Interest expense	(24,628)	(35,159)	(13,925)	(4c)	(73,712)

Income from continuing operations before income taxes and income from equity method investments	85,563	19,857	(20,651)		84,769
Income taxes	(26,178)	(6,559)	8,721	(4d)	(24,016)
Income from equity method investments	6,449	—	—		6,449

Net income including noncontrolling interests	65,834	13,298	(11,930)		67,202
Net income attributable to non-controlling interests	(34)	—	—		(34)

Net income attributable to H.B. Fuller	65,800	13,298	(11,930)		67,168

Average common shares outstanding	50,374				50,374
Average diluted shares outstanding	51,584				51,584

Earnings per common share	1.31				1.33
Earnings per common share - assuming dilution	1.28				1.30

See accompanying notes to unaudited pro forma condensed combined financial data

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(amounts in thousands, except per share amounts and exchange rates)

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial data have been derived from the financial information of H.B. Fuller and Royal. The historical financial information has been adjusted to give pro forma effect to the Transactions, including the Royal Acquisition and Financing used to fund the Royal Acquisition. The Royal Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The company has estimated the fair value of Royal’s assets acquired and liabilities assumed and conformed the accounting policies of Royal to its own U.S. GAAP accounting policies. The unaudited pro forma condensed combined financial information includes various assumptions and management’s best estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The unaudited pro forma condensed combined statement of income for the year ended December 3, 2016 combines the historical consolidated statement of income of H.B. Fuller for the year ended December 3, 2016 and the historical consolidated statement of income of Royal for the year ended September 30, 2016, to reflect the Transactions as if they had occurred on November 29, 2015.

The unaudited pro forma condensed combined statement of income for the period ended September 2, 2017 combines the historical unaudited condensed consolidated statement of income of H.B. Fuller for the nine month period ended September 2, 2017 and the historical unaudited condensed consolidated statement of income of Royal for the nine month period ended June 30, 2017, to reflect the Transactions as if they had occurred on November 29, 2015.

The unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed consolidated balance sheet of H.B. Fuller as of September 2, 2017 and the historical unaudited condensed consolidated balance sheet of Royal as of June 30, 2017 to reflect the Transactions as if they had occurred on September 2, 2017.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. H.B. Fuller intends to complete the valuations and other studies and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the Close Date. The unaudited pro forma condensed combined financial information includes various assumptions, including management’s best estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined future results of operations and financial position.

The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the transaction are not included in the unaudited pro forma condensed combined statements of income. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings, net of the tax benefits, and as a decrease to proceeds received from the Financing.

Note 2 – Presentation of Royal

Certain reclassifications were made to Royal’s historical financial information to conform to H.B. Fuller’s presentation which have not been presented in the tables above, but instead are reflected in the Royal Historical column. See below for a narrative description of the amounts and line items impacted by such reclassifications:

Adjustments made to Royal’s historical unaudited balance sheet as of June 30, 2017:

•	Royal’s current income taxes receivable ($4,422) has been reclassified from Royal’s “Refundable income taxes” to “Other current assets”.

Adjustments made to Royal’s historical statement of income for the year ended September 30, 2016:

•	Reclassified Royal’s “Selling and marketing” expense ($35,107), “General and administrative expenses” expense ($41,139), “Research and Development” ($13,220), “Amortization of Intangibles” ($37,873) and “Transaction-related costs” expense ($382) to “Selling, general and administrative expenses”.

Adjustments made to Royal’s historical unaudited statement of income for the nine months ended June 30, 2017:

•	Reclassified Royal’s “Selling and marketing” expense ($27,783), “General and administrative expenses” expense ($25,528), “Research and Development” ($10,319), and “Amortization of Intangibles” ($27,531) to “Selling, general and administrative expenses”.

Based upon the available information, H.B. Fuller is not aware of any additional accounting policy differences that would have a material impact on the unaudited pro forma financial information which have not been presented herein. H.B. Fuller will review Royal’s accounting policies subsequent to the Close Date in more detail. As a result of that review, H.B. Fuller may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited condensed combined financial information.

Note 3 – Pro forma balance sheet adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(3a) Represents the net cash inflow expected to arise from the issuance of debt, refinancing of existing debt, transaction costs and the corresponding cash outflows paid as a result of the Transactions. Refer to Note (3b) for total consideration transferred. Refer to Note (3j) for further details related to transaction costs.

Cash Reconciliation

Proceeds from debt issuance (gross)	2,150,000
Debt issuance costs (capitalized)	(31,410)
Transaction and other costs (expensed)	(30,953)
Refinance existing debt	(445,000)
Make-whole cost of refinancing	(26,811)
Cash paid to Royal Holdco 1 shareholders	(1,606,515)

Cash to balance sheet	9,311

(3b) Reflects the net adjustment to remove Royal’s historical goodwill ($506,866) and record H.B. Fuller’s preliminary estimate of goodwill ($909,418) resulting from the Royal Acquisition. Due to the status of the transaction, we have not completed the final allocation of the purchase price to the assets and liabilities. Therefore, the assets acquired and liabilities assumed are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. The preliminarily estimated fair value of identifiable assets acquired and liabilities assumed in the Royal Acquisition is based on preliminary valuation results. The final valuation will be based on access to more detailed, non-public information on Royal that we expect to obtain post-close and could result in a material difference from the amounts shown.

The preliminary purchase price of Royal has been calculated using the $1,575,000 base price agreed upon amount between the company and the sellers and the value of cash on the balance sheet on the Close Date. The final purchase price may change based on the working capital of Royal at, or at the close of business on the day immediately preceding, the Close Date. The settlement of the final working capital would most likely result in an increase or a decrease in goodwill recognized.

Preliminary Purchase Price Allocation and Related Adjustments

	Fair value	Book value	Pro forma adjustment
Base purchase price	1,575,000
Cash on Royal balance sheet	31,515

Total consideration transferred	1,606,515
Assets acquired
Cash and cash equivalents	31,515	31,515	—
Other current assets (incl. inventories)	172,996	160,381	12,615
PP&E	146,600	137,054	9,546
Intangible assets	660,000	439,029	220,971
Other non-current assets	271	271	—

Total assets acquired	1,011,382	768,250	243,132
Liabilities assumed
Total current liabilities	59,501	59,501	—
Deferred tax liability, total	232,475	149,309	83,166
Other non-current liabilities	22,309	20,239	2,070

Total non-current liabilities	254,784	169,548	85,236

Total liabilities assumed	314,285	229,049	85,236
Goodwill	909,418	506,866	402,552

(3c) Represents the adjustment to record the acquired inventory at its preliminary estimated fair value. In order to value the inventories of the business, Royal’s consolidated gross profit margin was applied to its estimated finished goods balance at June 30, 2017 and deducted from estimated gross profit the cost to sell these finished goods based on estimated selling costs as a percentage of sales. Both raw materials and work-in-process inventories were assumed to have fair values which approximate book values. We expect the inventory step-up of $12,615 to be recorded in earnings within one year of the Close Date.

(3d) Represents the adjustment to reflect property, plant and equipment at H.B. Fuller’s preliminary estimate of fair value (shown in the table below), net of historical book value prior to the Royal Acquisition. Preliminary estimates of remaining useful lives, by category, are shown below. The final determination of fair value of property, plant and equipment as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the purchase price allocation, which is expected to be finalized subsequent to the Close Date.

Property, Plant and Equipment

	Estimated fair value	Useful Life (in years)
Land	8,750	n/a
Buildings	29,400	14 - 20 years
Land improvements	4,450	3 - 5 years
Personal property	104,000	9 years

Total fair value of property, plant and equipment	146,600
Total book value of property, plant and equipment	137,054

Pro forma adjustment	9,546

(3e) Reflects the adjustment to record the preliminary estimated fair value of identifiable intangible assets acquired (shown in the table below), net of historical book value of Royal’s intangibles prior to the Royal Acquisition. The preliminary estimates of fair value are based on H.B. Fuller’s experience with identifying and valuing similar types of intangible assets in previous transactions. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the purchase price allocation, which is expected to be finalized subsequent to the Close Date.

Intangible Assets

	Estimated fair value	Useful Life (in years)
Tradenames / Trademarks	62,500	20 years
Developed Technology	47,500	20 years
Customer Relationships	550,000	13 years

Total intangibles fair value	660,000
Total intangibles book value	439,029

Pro forma adjustment	220,971

(3f) Reflects adjustments for the changes in borrowings used to fund the Royal Acquisition offset by debt of Royal which will be retained by the Sellers as discussed in Note (3g). Additional description of the debt issued as well as the pro forma impact to interest expense is discussed in Note (4c).

Borrowings

Purchase price funded by debt	1,606,515
Loan proceeds to refinance existing debt	445,000
Additional borrowings for other transaction costs	98,485

Total borrowings	2,150,000
Less: Long-term debt retained by Sellers	(678,618)
Less: Refinancing of existing debt	(445,000)
Less: Capitalized debt issuance costs	(31,410)

Pro forma adjustment	994,972

(3g) Reflects the settlement of Royal’s debt by the Seller with proceeds from the selling price. The current portion of long-term debt is $6,066 and total long-term debt of Royal is $678,618, net of capitalized financing costs. A portion of the purchase price will be applied directly at closing to repay the indebtedness of Royal. Interest expense related to this debt which will be repaid prior to Close Date is discussed in Note (4c).

(3h) Reflects (i) $83,166 adjustment to net deferred tax liabilities as of June 30, 2017 with the asset / liability resulting from the preliminary purchase price allocation. A blended statutory tax rate of 34.5% was used to calculate the tax impact on purchase price allocation adjustments. As a result of the pro forma adjustment, we have separately classified “Deferred tax liabilities” from “Other liabilities” of $33,043 from what is reflected in the H.B. Fuller Q3 2017 Report.

(3i) The adjustments record (1) the elimination of Royal’s equity, and (2) an adjustment for the expected transaction costs which have not yet been incurred but are expected to be incurred at close of the Transactions and funded with proceeds from debt issuance as shown in Note (3a) and Note (3j). The transaction costs are presented net of the income tax benefit, which is calculated using H.B. Fuller’s blended U.S. statutory tax rate of 38.1%.

Equity Adjustments

Common stock	—
Additional paid-in capital	(355,963)
Retained earnings	(16,168)
Accumulated other comprehensive loss	6,326

Eliminate Royal’s equity		(365,805)
Transaction and other costs to be funded at close (net of tax benefit)		(35,756)

Pro forma adjustment		(401,561)

(3j) Represents the current tax benefit for transaction costs described in Note (3a) and other costs as shown below. As the total current income tax payable was $10,301 at September 2, 2017, the full amount has been reclassified from “Income taxes payable” to “Other current asset” to net against the transaction cost tax benefits:

Transaction costs not yet incurred

	Gross	Tax Benefit	Net
Transaction and other costs	30,953	(11,793)	19,160
Make-whole costs on refinancing of existing debt	26,811	(10,215)	16,596

Total transaction costs to be funded at close	57,764	(22,008)	35,756

Tax benefit at H.B. Fuller’s blended US statutory rate	(22,008)

Transaction costs, net of tax (impact to retained earnings)	35,756

Tax benefit from transaction and other costs	22,008
Income tax receivable retained by Seller (refer to Note (3k))	(4,422)
Income tax payable (H.B. Fuller and Royal)	(10,301)

Net pro forma adjustment to other current assets	7,285

(3k) Represents $4,422 of income taxes receivable of Royal that will be retained by the Seller as part of the Royal Acquisition (in addition to the debt amounts discussed in Note (3g) above).

Note 4 – Pro forma statement of income adjustments

For purposes of the unaudited pro forma condensed combined statements of income, we have used the preliminary estimated purchase price allocation from Note 3 above. We have not finalized the allocation of this estimated purchase price to assets acquired and liabilities assumed; such final allocation will be completed within one year of the Close Date. Therefore, the acquired assets and liabilities assumed are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. We have preliminarily estimated the fair value of tangible assets, identifiable intangible assets, property, plant and equipment acquired, and liabilities assumed. The final valuation could result in a material difference from the amounts shown. Any change to the preliminarily estimated fair values will result in an increase or reduction of the depreciation and amortization expenses of the acquired assets, which could impact operating income and income from continuing operations and such impacts may be significant.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income are as follows:

(4a) Reflects an increase in depreciation expense based on the preliminary fair value of property, plant and equipment and an estimated remaining useful life of the assets as described in Note (3d) above. If the weighted average estimated useful life were to increase by one year, pro forma depreciation expense would decrease by $1,500 ($1,900 increase if weighted average estimated useful lives were to decrease by one year). If the estimated fair value of estimated depreciable assets were to increase by 10%, pro forma annual depreciation expense would increase by $1,400 ($1,400 decrease if estimated fair value were to decrease by 10%). Refer to Note (3d) for discussion of the estimated fair value step-up related to property, plant, and equipment.

Depreciation Expense

	Year ended	Nine months
	December 3,	ended September
	2016	2, 2017
Pro forma depreciation expense on acquired tangible assets	14,397	10,798
Historical depreciation expense	9,795	7,646

Pro forma adjustment	4,602	3,152

Allocated to Cost of sales	3,952	2,058
Allocated to Selling, general and administrative	650	1,094

(4b) Reflects the incremental amortization expense resulting from Royal’s acquired identifiable intangible assets. If the fair value was to increase/decrease by 10%, it would have a $4,800 impact on amortization expense. If useful lives of amortizable intangible assets were to increase by one year, pro forma annual amortization expense would decrease by $3,300 (amortization expense would increase by $3,800 if useful lives were to decrease by one year).

Amortization Expense

	Year ended	Nine months
	December 3,	ended September
	2016	2, 2017
Pro forma amortization expense on acquired identified intangibles	47,808	35,856
Historical amortization expense	37,873	27,531

Pro forma adjustment	9,935	8,325

(4c) Reflects the incremental interest expense related to the Financing, including debt issuance costs on the Secured Term Loan entered into in connection with the Royal Acquisition. We currently have in place committed bridge loan financing, which is expected to be replaced with the Secured Term Loan.

We currently anticipate financing the transaction with $2,150,000 of debt from the Secured Term Loan. The components of pro forma interest costs related to this financing and estimated interest rates are as follows:

•	Secured Term Loan – We expect to borrow $2,150,000 at a three-month LIBOR base rate + 2.38%. Based on the three-month LIBOR of 1.35% at October 5, 2017, interest costs would total $80,058 annually.

•	Amortization of capitalized debt issuance costs – We expect that debt issuance costs to be amortized each year will be approximately $4,487.

If interest rates on the $2,150,000 of Secured Term Loan were to be 0.125% higher (or lower) than the rates stated above, interest expense would increase (or decrease) by $2,700 annually. The actual terms and conditions of the Financing, including the amount of debt we actually incur under the Secured Term Loan, have not been finally determined and are subject to change.

Interest Expense

		Nine months
	Year ended	ended
	December 3,	September 2,
	2016	2017
Secured Term Loan	80,058	60,044
Amortization of debt issuance costs	4,487	3,365

Total interest expense	84,545	63,409
Less: Interest expense on refinanced debt	(19,100)	(14,325)
Less: Interest expense of Royal for debt repaid by Sellers	(43,025)	(35,159)

Pro forma adjustment	22,420	13,925

(4d) Adjustment to record the tax effect of the pro forma adjustments at the blended U.S. statutory rate for H.B. Fuller (38.1%) and weighted average statutory rate for Royal (34.5%).

(4e) Reflects the elimination of non-recurring transaction costs incurred during the nine months ended September 2, 2017 ($4,751) that are directly related to the Royal Acquisition that are reflected in the company’s historical statements of income. No amounts were incurred by Royal during the nine months ended June 30, 2017.

The unaudited pro forma condensed combined statement of income excludes certain nonrecurring costs which are directly related to the transaction but have not yet been recorded in the historical combined statement of income. We expect that these nonrecurring costs will be recognized in the combined company’s financial statements in the twelve months following close. These costs include: (i) unwinding of inventory step-up of $12,615 not yet incurred as of September 2, 2017 as shown in Note (3c), (ii) make-whole costs associated with early repayment of certain outstanding debt obligations and (iii) write-off of capitalized debt issuance costs on the debt facility and other outstanding debt obligations which we expect to be refinanced prior to the Close Date.